December 31, 2008

Response to N-SAR Sub-Item 77H: Changes in Control of Registrant

 (a) Acquisition of Control

 Not Applicable

(b) Cessation of Control

Driehaus Emerging Markets Growth Fund



Name of Shareholder:  National Financial Services Corp.

Date(s):  11/19/2008

Description of Transaction:  Share Redemption

Percentage of Securities Owned (as of December 31, 2008):  23.29%